UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D) OF
THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): April 24, 2013

GREENE COUNTY BANCORP, INC.
(Exact Name of Registrant as Specified in its Charter)

                                                                        Federal                         0-25165                      14-1809721
                                                                   (State or Other Jurisdiction                             (Commission File No.)                              (I.R.S. Employer
                                                                      of Incorporation)                                                                                                          Identification No.)

                                                                                     302 Main Street, Catskill NY                                                  12414
                                                                          (Address of Principal Executive Offices)                                                                            (Zip Code)

                                                                                                      Registrant’s telephone number, including area code:   (518) 943-2600

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17
      CFR 240.14d-2(b))

[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.02                      Results of Operations and Financial Condition.

On April 24, 2013, Greene County Bancorp, Inc. issued a press release disclosing financial results at and for the nine and three months ended March 31, 2013 and 2012.     A copy of the press release is included as exhibit 99.1 to this report.

The information in the preceding paragraph, as well as Exhibit 99.1 referenced therein, shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, nor shall it be deemed incorporated by reference in any filing under the Securities Act of 1933.

Item 9.01                      Financial Statements and Exhibits.

(a)	Not Applicable.

(b)	Not Applicable.

(c)	Not Applicable.

(d)	Exhibits.

Exhibit No.	Description

99.1                                           Press release dated April 24, 2013

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

GREENE COUNTY BANCORP, INC.

DATE:  April 24, 2013                                                      By: /s/ Donald E. Gibson
         Donald E. Gibson
         President and Chief Executive Officer

FOR RELEASE
Date: April 24, 2013
For Further Information Contact:
Donald E. Gibson
President & CEO
(518) 943-2600
donaldg@tbogc.com

Michelle M. Plummer, CPA
EVP, COO & CFO
(518) 943-2600
michellep@tbogc.com

Greene County Bancorp, Inc. - Reports Quarterly Earnings

Catskill, N.Y. -- (BUSINESS WIRE) – April 24, 2013-- Greene County Bancorp, Inc. (the “Company”) (NASDAQ: GCBC), the holding company for The Bank of Greene County and its subsidiary Greene County Commercial Bank, today reported net income for the nine months and quarter ended March 31, 2013, which is the third quarter of the Company’s fiscal year ending June 30, 2013.  For the nine months ended March 31, 2013, net income totaled $5.0 million, or $1.19 per basic and $1.18 per diluted share, representing an increase of $483,000, or 10.8%, as compared to net income of $4.5 million, or $1.08 per basic and $1.07 per diluted share, for the nine months ended March 31, 2012.  For the quarter ended March 31, 2013, net income totaled $1.5 million, or $0.37 per basic and $0.36 per diluted share, representing an increase of $54,000, or 3.6%, as compared to $1.5 million, or $0.36 per basic and $0.35 per diluted share, for the quarter ended March 31, 2012.

Donald Gibson, President and Chief Executive Officer stated, “We are pleased to report another solid quarter. Despite the weak economy, we continue to achieve our goals of growing both loans and our core deposit base, which we believe is fundamental to creating long term shareholder value.”

Selected highlights for the nine months and quarter ended March 31, 2013 are as follows:

•
Net interest income increased $482,000 to $16.1 million for the nine months ended March 31, 2013 compared to $15.6 million for the nine months ended March 31, 2012, and increased $142,000 to $5.3 million for the quarter ended March 31, 2013 compared to $5.2 million for the quarter ended March 31, 2012.     The increase in average balances of loans and securities, along with a decrease in rates paid on deposit accounts, primarily led to an increase in net interest income when comparing the nine months and quarters ended March 31, 2013 and 2012.

•
Net interest rate spread decreased 26 basis points to 3.52% for the nine months ended March 31, 2013 from 3.78% for the nine months ended March 31, 2012, and decreased 34 basis points to 3.40% for the three months ended March 31, 2013 from 3.74% for the three months ended March 31, 2012.  Net interest margin decreased 29 basis points to 3.61% for the nine months ended March 31, 2013 from 3.90% for the nine months ended March 31, 2012, and decreased 36 basis points to 3.49% for the quarter ended March 31, 2013 as compared to 3.85% for the quarter ended March 31, 2012.  Despite increased net interest income from increased volume of loans and securities and a lower cost of funds, declines in the yields on interest-earning assets resulted in our net interest spread and net interest margin decreasing when comparing the three and nine months ended March 31, 2013 and 2012, respectively.  Although the Company has benefited from re-pricing its interest-bearing liabilities in the continuing historically low interest rate environment, the average interest rates earned on our loans and investments have similarly continued to re-price into lower yields.

•
The provision for loan losses amounted to $1.3 million and $1.4 million for the nine months ended March 31, 2013 and 2012, respectively.  The provision for loan losses amounted to $331,000 and $541,000 for the quarters ended March 31, 2013 and 2012, respectively. The level of allowance for loan losses to total loans receivable increased to 1.94% at March 31, 2013 compared to 1.86% at June 30, 2012.

•	Net charge-offs amounted to $571,000 and $539,000 for the nine months ended March 31, 2013 and 2012, respectively, an increase of $32,000.
•
Nonperforming loans amounted to $7.0 million at March 31, 2013 and June 30, 2012. Nonperforming loans remain high compared to historical levels as a result of adverse changes in the economy and local unemployment, which have been compounded by the extended length of time required to complete foreclosures in New York State.  At March 31, 2013, nonperforming assets were 1.15% of total assets and nonperforming loans were 2.01% of net loans.

•
Noninterest income increased $117,000 and decreased $36,000 when comparing the nine months and quarters ended March 31, 2013 and 2012, respectively.  Noninterest income amounted to $3.7 million and $1.1 million for the nine months and quarter ended March 31, 2013, respectively.  The increase for the nine months ended March 31, 2013 was primarily the result of higher service charges on deposit accounts due to growth in the number of deposit accounts, as well as an increase in fees earned through investment services.

•
Noninterest expense increased $218,000 and $225,000 when comparing the nine months and quarters ended March 31, 2013 and 2012, respectively.  The increase for the nine months and quarter ended March 31, 2013 was primarily the result of an increase of $207,000 and $78,000, respectively in salaries and employee benefits which was partially due to an increase in medical insurance expenses and also to growth in staffing within the Company’s lending department.  During the nine months and quarter ended March 31, 2013, the Company prepaid $6.0 million and $5.0 million, respectively, in long term borrowings and recognized prepayment penalties of $155,000 and $112,000.

•	Total assets of the Company were $650.2 million at March 31, 2013 as compared to $590.7 million at June 30, 2012, an increase of $59.5 million, or 10.1%.
•
Securities available for sale and held to maturity amounted to $239.0 million, or 36.8% of assets, at March 31, 2013 as compared to $233.9 million, or 39.6% of assets, at June 30, 2012, an increase of $5.1 million or 2.2%.

•
Net loans receivable increased to $350.1 million at March 31, 2013 from $326.8 million at June 30, 2012, an increase of $23.3 million, or 7.1%.  The loan growth experienced during the nine months primarily consisted of $6.8 million in nonresidential real estate loans, $15.4 million in residential mortgage loans, $859,000 in construction loans, $50,000 in multi-family mortgage loans and $2.5 million in non-mortgage loans, and was partially offset by a $1.6 million decrease in home equity loans and a $745,000 increase in the allowance for loan loss. We believe that the continued low interest rate environment and strong customer satisfaction from personal service continued to enhance loan growth.

•
Total deposits increased to $586.7 million at March 31, 2013 from $511.9 million at June 30, 2012, an increase of $74.8 million, or 14.6%.  This increase was primarily the result of an increase of $60.8 million in balances at Greene County Commercial Bank due primarily to the annual collection of taxes by several local municipalities.

•
Borrowings decreased $17.0 million from $21.0 million at June 30, 2012 to $4.0 million at March 31, 2013.  During the quarter and nine months ended March 31, 2013, the Company prepaid $5.0 million and $6.0 million, respectively, in long term borrowings and recognized prepayment penalties of $112,000 and $155,000.

•
Total shareholders’ equity increased $3.1 million to $55.8 million at March 31, 2013, or 8.6% of total assets, from $52.7 million at June 30, 2012 primarily resulting from $5.0 million in net income for the nine month period less the payment of $1.8 million in dividends during the period.

Headquartered in Catskill, New York, the Company provides full-service community-based banking in its twelve branch offices located in Greene, Columbia and Albany Counties.  Customers are offered 24-hour services through ATM network systems, an automated telephone banking system and Internet Banking through its web site at http://www.tbogc.com.

This press release contains statements about future events that constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  Actual results could differ materially from those projected in the forward-looking statements.  Factors that might cause such a difference include, but are not limited to, general economic conditions, changes in interest rates, regulatory considerations, competition, technological developments, retention and recruitment of qualified personnel, and market acceptance of the Company’s pricing, products and services.

	At or for the Nine		At or for the Three
	Months Ended March 31,		Months Ended March 31,
	2013	2012	2013	2012
Dollars In thousands, except share and per share data
Interest income	$18,223	$18,362	$5,985	$5,999
Interest expense	2,157	2,778	681	837
Net interest income	16,066	15,584	5,304	5,162
Provision for loan losses	1,316	1,437	331	541
Noninterest income	3,716	3,599	1,141	1,177
Noninterest expense	11,365	11,147	3,946	3,721
Income before taxes	7,101	6,599	2,168	2,077
Tax provision	2,131	2,112	631	594
Net Income	$4,970	$4,487	$1,537	$1,483

Basic EPS	$1.19	$1.08	$0.37	$0.36
Weighted average shares outstanding	4,185,707	4,150,978	4,187,671	4,159,093

Diluted EPS	$1.18	$1.07	$0.36	$0.35
Weighted average diluted shares outstanding	4,224,814	4,192,567	4,227,166	4,197,430

Dividends declared per share 3	$0.525	$0.525	$0.175	$0.175

Selected Financial Ratios
Return on average assets1	1.08%	1.08%	0.98%	1.06%
Return on average equity1	12.23%	11.99%	11.14%	11.59%
Net interest rate spread1	3.52%	3.78%	3.40%	3.74%
Net interest margin1	3.61%	3.90%	3.49%	3.85%
Efficiency ratio2	57.45%	58.11%	61.23%	58.70%
Non-performing assets to total assets	1.15%	1.25%
Non-performing loans to net loans	2.01%	2.19%
Allowance for loan losses to non-performing loans	98.31%	87.33%
Allowance for loan losses to total loans	1.94%	1.88%
Shareholders’ equity to total assets	8.59%	8.95%
Dividend payout ratio3	44.12%	48.61%
Book value per share	$13.32	$12.42

1 Ratios are annualized when necessary.
2 Noninterest expense divided by the sum of net interest income and noninterest income.
3 Greene County Bancorp, MHC (the “MHC”), the owner of 55.1% of the shares outstanding by the Company, waived its right to receive the dividends during the nine months ended March 31, 2012, and no adjustment has been made to account for this waiver. The MHC waived its right to receive the dividend declared during the three months ended March 31, 2013, and no adjustment has been made to account for this waiver. However, the MHC was not permitted to waive its receipt of dividends declared during the quarter ended December 31, 2012 because it did not yet have the non-objection from the Federal Reserve Board for such waiver.

	As of March 31, 2013	As of June 30, 2012
Dollars In thousands
Assets
Total cash and cash equivalents	$38,428	$7,742
Long term certificate of deposit	250	---
Securities- available for sale, at fair value	76,840	87,528
Securities- held to maturity, at amortized cost	162,207	146,389
Federal Home Loan Bank stock, at cost	979	1,744

Gross loans receivable	356,425	332,450
Less: Allowance for loan losses	(6,922)	(6,177)
Unearned origination fees and costs, net	592	478
Net loans receivable	350,095	326,751

Premises and equipment	14,503	14,899
Accrued interest receivable	2,875	2,688
Foreclosed real estate	435	260
Prepaid expenses and other assets	3,565	2,655
Total assets	$650,177	$590,656

Liabilities and shareholders’ equity
Noninterest bearing deposits	$52,688	$52,783
Interest bearing deposits	534,030	459,154
Total deposits	586,718	511,937

Borrowings from FHLB, short term	---	14,000
Borrowings from FHLB, long term	4,000	7,000
Accrued expenses and other liabilities	3,624	5,055
Total liabilities	594,342	537,992
Total shareholders’ equity	55,835	52,664
Total liabilities and shareholders’ equity	$650,177	$590,656
Common shares outstanding	4,191,671	4,182,671
Treasury shares	113,999	122,999